DERIVED INFORMATION [7/2/06]

[$835,975,100]

Total Certificates Offered & Non-Offered

(Approximate)

Home Equity Pass-Through Certificates, Series 2006-6

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates with a file number of 333-130884. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale. This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein. The securities are being offered when, as and if issued. In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials. Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any “indications of interest” expressed by you, and any “soft circles” generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Statistical Collateral Summary – Aggregate Collateral

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 7/01/06 cutoff date. Approximately 10.1% of the mortgage loans do not provide for any payments of principal in the first two, five or ten years following origination. The final numbers will be found in the prospectus supplement. Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively. The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

Counterparty
Underwriter	Credit Suisse Securities Corp LLC
Issuer	Home Equity Asset Trust 2006-6
Depositor	CSFB Mtg Sec Corp
Seller	DLJ Mtg Capital, Inc.
Aggregator	DLJ Mtg Capital, Inc.
Rep Provider	DLJ Mtg Capital, Inc.
Master Servicer	N/A
Trustee	US Bank, NA
MI Provider	N/A
Monoline	N/A
Credit Manager	MurrayHill
Federal Tax Status	REMIC

Originators	Group (%)	Total (%)
To Follow
To Follow
To Follow
To Follow
To Follow
Servicers	Group (%)	Total (%)
SPS	Total	55% - 65%
Wells Fargo	Total	35% - 45%

FICO	AGG UPB	AGG %
< 500	252,657	0.0%
500 - 519	11,681,574	1.4%
520 - 539	24,641,092	3.0%
540 - 559	38,238,962	4.6%
560 - 579	41,691,233	5.1%
580 - 599	117,946,952	14.3%
600 - 619	139,581,901	16.9%
620 - 639	115,753,222	14.0%
640 - 659	120,901,806	14.7%
660 - 679	82,831,644	10.1%
680 - 699	58,661,512	7.1%
700 - 719	29,864,626	3.6%
720 - 739	18,073,270	2.2%
740 - 759	10,518,726	1.3%
760 - 779	10,240,381	1.2%
780 - 799	2,895,585	0.4%
800 plus	412,450	0.1%

Collateral Info	Group 1	TOTAL
Gross WAC	8.14%	8.08%
WA CLTV	86.3%	89.7%
CLTV >80%	64.2%	72.9%
CLTV >90%	39.0%	54.0%
CLTV >95%	33.5%	49.2%
LB <$50,000	2.0%	1.7%
LB $50k - $100k	12.1%	10.6%
LB $100k - $150k	18.3%	14.3%
WA FICO	615	628
<560 FICO	11.5%	9.1%
560 - 600 FICO	25.3%	20.2%
SF / TH / PUD	87.7%	88.5%
2-4 Family	6.8%	5.8%
Condo	5.4%	5.6%
Manufactured Housing (MH)	0.0%	0.0%
Other	0.0%	0.0%
Primary	92.3%	94.7%
Second	0.7%	0.5%
Investment	7.0%	4.8%
Full / Alt	66.9%	62.0%
Stated / Limited	32.9%	37.7%
NINA	0.2%	0.2%
1st Lien	96.8%	96.3%
2nd Lien	3.2%	3.7%
State 1	CA	CA
%	19.2%	30.3%
State 2	FL	FL
%	10.6%	11.0%
State 3	AZ	WA
%	4.8%	4.4%
State 4	WA	AZ
%	4.6%	4.0%
State 5	OH	NV
%	4.2%	3.4%
ARM / HYB	83.9%	84.9%
Fixed	16.1%	15.1%
Purchase	27.0%	49.3%
Refi-RT	9.4%	6.1%
Refi-CO	63.6%	44.5%
Size	$378,351,837	$824,187,591
AVG Balance	$152,438	$173,003
Loan Count	2,482	4,764
Interest Only (IO)	7.0%	10.1%
Negative Amortization	0.0%	0.0%

Statistical Collateral Summary – Group 1 Collateral

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 7/01/06 cutoff date. Approximately 7.0% of the mortgage loans do not provide for any payments of principal in the first two, five or ten years following origination. The final numbers will be found in the prospectus supplement. Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively. The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

GWAC	AGG ARM UPB	ARM %	AGG FIX UPB	FIX %
0 - 4.5	-	0.0%	-	0.0%
4.5 - 5	-	0.0%	-	0.0%
5 - 5.5	425,607	0.1%	-	0.0%
5.5 - 6	8,616,810	1.0%	-	0.0%
6 - 6.5	30,852,907	3.7%	2,284,464	0.3%
6.5 - 7	96,094,498	11.7%	9,912,164	1.2%
7 - 7.5	111,856,933	13.6%	12,871,038	1.6%
7.5 - 8	154,806,009	18.8%	26,770,763	3.2%
8 - 8.5	96,045,845	11.7%	10,556,537	1.3%
8.5 - 9	94,493,459	11.5%	13,464,609	1.6%
9 - 9.5	44,530,235	5.4%	6,470,372	0.8%
9.5 - 10	40,784,317	4.9%	10,579,434	1.3%
10 - 10.5	11,620,839	1.4%	7,462,484	0.9%
10.5 - 11	6,705,323	0.8%	8,026,765	1.0%
11 - 11.5	1,178,628	0.1%	4,684,895	0.6%
11.5 - 12	1,036,741	0.1%	5,221,652	0.6%
12 - 12.5	538,029	0.1%	3,362,400	0.4%
12.5 - 13	-	0.0%	1,763,189	0.2%
13 - 13.5	-	0.0%	790,420	0.1%
13.5 - 14	-	0.0%	282,076	0.0%
14 - 14.5	-	0.0%	98,147	0.0%
14.5 +	-	0.0%	-	0.0%

Ratings
Moody's Rating	Aaa
S&P Rating	AAA
Fitch Rating	AAA
DBRS Rating

Credit Enhancement
Subordination (not including OC)	To Follow
Prefund OC (%)	To Follow
Initial Target OC (%)	To Follow
Stepdown OC (%)	To Follow
Stepdown Date	To Follow
Excess Interest (12m Avg, Fwd Libor)	To Follow

Notes
All non-dollar amount numbers should be formatted as percentages
Any 'Group' column refers to the collateral group that backs Freddie's class
Any Total' column refers to all collateral in the deal that is crossed with Freddie's (in almost all case, the total pool)
For originators and servicers, the percentages should show what percentage any given servicer or originator is in relation to the others for both Freddie's group and for the total pool.
The FICO and GWAC tables should be based on The Total pool.
LB is current loan balance
For the GWAC table the ARM column should sum to 100% and the Fixed column should sum to 100% (assuming there is ARM and fixed collateral)
If a particular field has no data, enter 0% or $0 rather than 'NA'
Don't skip buckets (ie. if there there are no loans that fall into the 600-620 FICO bucket, don't leave it out, just enter 0's)

Statistical Collateral Summary – Aggregate Collateral

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 7/01/06 cutoff date. Approximately 10.1% of the mortgage loans do not provide for any payments of principal in the first two, five or ten years following origination. The final numbers will be found in the prospectus supplement. Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively. The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

Fixed Full Doc		Combined LTV
		0% - 60%	60.1% - 70%	70.1% - 75%	75.1% - 79%	79.1% - 80%	80.1% - 90%	90.1% - 95%	95.1% - 100%
FICO Range	Less than 560	0.18%	0.14%	0.13%	0.01%	0.13%	0.31%	0.01%	0.01%
	560 - 599	0.21%	0.31%	0.23%	0.03%	0.22%	0.35%	0.05%	0.99%
	600 - 619	0.15%	0.08%	0.20%	0.08%	0.18%	0.37%	0.27%	1.51%
	620 - 659	0.13%	0.13%	0.10%	0.07%	0.37%	0.38%	0.28%	2.35%
	660 - 699	0.04%	0.13%	0.01%	0.04%	0.15%	0.14%	0.07%	0.68%
	700 - 740	0.01%	0.03%	0.00%	0.04%	0.00%	0.03%	0.09%	0.15%
	740 +	0.01%	0.01%	0.00%	0.03%	0.01%	0.01%	0.00%	0.02%

Fixed Not Full Doc		Combined LTV
		0% - 60%	60.1% - 70%	70.1% - 75%	75.1% - 79%	79.1% - 80%	80.1% - 90%	90.1% - 95%	95.1% - 100%
FICO Range	Less than 560	0.02%	0.09%	0.09%	0.00%	0.05%	0.02%	0.00%	0.01%
	560 - 599	0.01%	0.03%	0.08%	0.01%	0.09%	0.09%	0.00%	0.09%
	600 - 619	0.01%	0.06%	0.04%	0.02%	0.04%	0.10%	0.03%	0.12%
	620 - 659	0.08%	0.01%	0.08%	0.00%	0.07%	0.25%	0.14%	0.42%
	660 - 699	0.09%	0.06%	0.01%	0.07%	0.02%	0.26%	0.23%	0.46%
	700 - 740	0.00%	0.00%	0.00%	0.00%	0.01%	0.01%	0.00%	0.07%
	740 +	0.02%	0.00%	0.00%	0.00%	0.00%	0.01%	0.00%	0.02%

Amortizing ARM Full Doc		Combined LTV
		0% - 60%	60.1% - 70%	70.1% - 75%	75.1% - 79%	79.1% - 80%	80.1% - 90%	90.1% - 95%	95.1% - 100%
FICO Range	Less than 560	0.40%	0.85%	0.81%	0.40%	1.24%	1.59%	0.19%	0.14%
	560 - 599	0.43%	1.20%	1.17%	0.21%	1.13%	2.63%	0.38%	4.35%
	600 - 619	0.16%	0.28%	0.31%	0.14%	0.53%	1.69%	0.72%	4.99%
	620 - 659	0.19%	0.41%	0.13%	0.29%	0.55%	1.52%	0.66%	8.43%
	660 - 699	0.07%	0.12%	0.12%	0.05%	0.39%	0.49%	0.23%	3.04%
	700 - 740	0.00%	0.07%	0.04%	0.03%	0.00%	0.09%	0.09%	1.07%
	740 +	0.00%	0.00%	0.00%	0.05%	0.05%	0.07%	0.00%	0.48%

Amortizing ARM Not Full Doc		Combined LTV
		0% - 60%	60.1% - 70%	70.1% - 75%	75.1% - 79%	79.1% - 80%	80.1% - 90%	90.1% - 95%	95.1% - 100%
FICO Range	Less than 560	0.23%	0.69%	0.29%	0.15%	0.60%	0.24%	0.00%	0.01%
	560 - 599	0.14%	0.53%	0.63%	0.18%	1.03%	1.84%	0.18%	0.18%
	600 - 619	0.37%	0.37%	0.41%	0.08%	0.52%	1.43%	0.11%	0.36%
	620 - 659	0.03%	0.26%	0.11%	0.11%	0.68%	2.36%	0.44%	3.93%
	660 - 699	0.07%	0.10%	0.14%	0.06%	0.60%	1.01%	0.13%	5.51%
	700 - 740	0.02%	0.03%	0.11%	0.06%	0.20%	0.48%	0.10%	1.94%
	740 +	0.00%	0.07%	0.03%	0.00%	0.04%	0.02%	0.07%	1.26%

Non-Amortizing ARM Full Doc		Combined LTV
		0% - 60%	60.1% - 70%	70.1% - 75%	75.1% - 79%	79.1% - 80%	80.1% - 90%	90.1% - 95%	95.1% - 100%
FICO Range	Less than 560	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.02%	0.00%
	560 - 599	0.00%	0.03%	0.00%	0.00%	0.00%	0.02%	0.00%	0.21%
	600 - 619	0.04%	0.02%	0.04%	0.07%	0.20%	0.29%	0.06%	0.42%
	620 - 659	0.12%	0.11%	0.13%	0.04%	0.09%	0.39%	0.23%	1.70%
	660 - 699	0.04%	0.03%	0.06%	0.08%	0.03%	0.15%	0.00%	0.52%
	700 - 740	0.08%	0.00%	0.00%	0.00%	0.06%	0.00%	0.00%	0.34%
	740 +	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.11%

Non-Amortizing ARM Not Full Doc		Combined LTV
		0% - 60%	60.1% - 70%	70.1% - 75%	75.1% - 79%	79.1% - 80%	80.1% - 90%	90.1% - 95%	95.1% - 100%
FICO Range	Less than 560	0.00%	0.00%	0.00%	0.00%	0.03%	0.00%	0.00%	0.00%
	560 - 599	0.00%	0.03%	0.00%	0.00%	0.08%	0.00%	0.00%	0.04%
	600 - 619	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.08%
	620 - 659	0.00%	0.00%	0.00%	0.00%	0.00%	0.08%	0.00%	0.83%
	660 - 699	0.00%	0.06%	0.00%	0.04%	0.04%	0.21%	0.06%	1.29%
	700 - 740	0.05%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.58%
	740 +	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.46%

Should equal 100% ---->		100%

79.1 - 80% CLTV (%)	9.43%
GT 80% CLTV (%)	72.94%

1. We would expect up to six FICO/CLTV grids on every deal, grouped by product and documentation standard:
2. Combined LTV = First Lien + Second + Silent Second
3. Use CLTV for securitized second liens (e.g., 100% CLTV on an 80/20 second lien, not 20%)
4. Approximate loan population fine
5. Each cell would be populated by percentage of pool that shares Freddie Mac sub protection, (not the loan group Freddie Mac purchasing)
6. The sum of all six FICO/CLTV grids should sum to 100% (i.e., each should not sum to 100%, unless only one applies)

Statistical Collateral Summary – Group 1 Collateral

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 7/01/06 cutoff date. Approximately 7.0% of the mortgage loans do not provide for any payments of principal in the first two, five or ten years following origination. The final numbers will be found in the prospectus supplement. Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively. The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

Fixed Full Doc		Combined LTV
		0% - 60%	60.1% - 70%	70.1% - 75%	75.1% - 79%	79.1% - 80%	80.1% - 90%	90.1% - 95%	95.1% - 100%
FICO Range	Less than 560	0.13%	0.15%	0.15%	0.00%	0.15%	0.19%	0.00%	0.00%
	560 - 599	0.21%	0.34%	0.08%	0.00%	0.28%	0.52%	0.07%	0.87%
	600 - 619	0.17%	0.05%	0.10%	0.02%	0.28%	0.74%	0.56%	1.89%
	620 - 659	0.25%	0.17%	0.16%	0.13%	0.45%	0.52%	0.25%	1.99%
	660 - 699	0.00%	0.27%	0.00%	0.01%	0.06%	0.22%	0.05%	0.64%
	700 - 740	0.03%	0.06%	0.00%	0.09%	0.00%	0.06%	0.06%	0.03%
	740 +	0.00%	0.00%	0.00%	0.07%	0.00%	0.01%	0.00%	0.00%

Fixed Not Full Doc		Combined LTV
		0% - 60%	60.1% - 70%	70.1% - 75%	75.1% - 79%	79.1% - 80%	80.1% - 90%	90.1% - 95%	95.1% - 100%
FICO Range	Less than 560	0.05%	0.13%	0.10%	0.00%	0.00%	0.05%	0.00%	0.01%
	560 - 599	0.01%	0.06%	0.05%	0.02%	0.11%	0.10%	0.00%	0.06%
	600 - 619	0.00%	0.00%	0.05%	0.04%	0.09%	0.15%	0.00%	0.21%
	620 - 659	0.14%	0.00%	0.02%	0.00%	0.12%	0.30%	0.15%	0.35%
	660 - 699	0.19%	0.06%	0.00%	0.12%	0.04%	0.19%	0.22%	0.21%
	700 - 740	0.00%	0.00%	0.00%	0.00%	0.00%	0.02%	0.00%	0.11%
	740 +	0.05%	0.00%	0.00%	0.00%	0.00%	0.02%	0.00%	0.00%

Amortizing ARM Full Doc		Combined LTV
		0% - 60%	60.1% - 70%	70.1% - 75%	75.1% - 79%	79.1% - 80%	80.1% - 90%	90.1% - 95%	95.1% - 100%
FICO Range	Less than 560	0.59%	1.12%	0.83%	0.80%	1.51%	1.86%	0.12%	0.19%
	560 - 599	0.78%	1.44%	1.35%	0.43%	1.74%	3.77%	0.46%	4.32%
	600 - 619	0.16%	0.55%	0.59%	0.20%	0.80%	2.55%	0.89%	4.84%
	620 - 659	0.26%	0.67%	0.11%	0.46%	0.72%	2.30%	0.97%	7.11%
	660 - 699	0.13%	0.16%	0.11%	0.10%	0.18%	0.51%	0.19%	1.74%
	700 - 740	0.00%	0.12%	0.09%	0.07%	0.00%	0.12%	0.08%	0.54%
	740 +	0.00%	0.00%	0.00%	0.10%	0.04%	0.11%	0.00%	0.21%

Amortizing ARM Not Full Doc		Combined LTV
		0% - 60%	60.1% - 70%	70.1% - 75%	75.1% - 79%	79.1% - 80%	80.1% - 90%	90.1% - 95%	95.1% - 100%
FICO Range	Less than 560	0.42%	0.98%	0.36%	0.29%	0.84%	0.34%	0.00%	0.02%
	560 - 599	0.22%	0.97%	1.14%	0.14%	1.39%	2.46%	0.11%	0.12%
	600 - 619	0.56%	0.61%	0.56%	0.10%	0.69%	1.72%	0.16%	0.39%
	620 - 659	0.07%	0.38%	0.25%	0.25%	0.80%	2.70%	0.34%	2.46%
	660 - 699	0.00%	0.15%	0.23%	0.12%	0.38%	1.34%	0.14%	1.91%
	700 - 740	0.05%	0.06%	0.00%	0.02%	0.40%	0.47%	0.21%	0.51%
	740 +	0.00%	0.05%	0.07%	0.00%	0.00%	0.05%	0.02%	0.23%

Non-Amortizing ARM Full Doc		Combined LTV
		0% - 60%	60.1% - 70%	70.1% - 75%	75.1% - 79%	79.1% - 80%	80.1% - 90%	90.1% - 95%	95.1% - 100%
FICO Range	Less than 560	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.04%	0.00%
	560 - 599	0.00%	0.06%	0.00%	0.00%	0.00%	0.04%	0.00%	0.13%
	600 - 619	0.00%	0.05%	0.08%	0.15%	0.10%	0.64%	0.00%	0.09%
	620 - 659	0.00%	0.20%	0.12%	0.09%	0.19%	0.85%	0.37%	1.53%
	660 - 699	0.05%	0.07%	0.00%	0.00%	0.06%	0.22%	0.00%	0.09%
	700 - 740	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
	740 +	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.06%

Non-Amortizing ARM Not Full Doc		Combined LTV
		0% - 60%	60.1% - 70%	70.1% - 75%	75.1% - 79%	79.1% - 80%	80.1% - 90%	90.1% - 95%	95.1% - 100%
FICO Range	Less than 560	0.00%	0.00%	0.00%	0.00%	0.06%	0.00%	0.00%	0.00%
	560 - 599	0.00%	0.07%	0.00%	0.00%	0.10%	0.00%	0.00%	0.00%
	600 - 619	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
	620 - 659	0.00%	0.00%	0.00%	0.00%	0.00%	0.05%	0.00%	0.43%
	660 - 699	0.00%	0.13%	0.00%	0.00%	0.08%	0.03%	0.00%	0.05%
	700 - 740	0.11%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.07%
	740 +	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.06%

Should equal 100% ---->		100%

79.1 - 80% CLTV (%)	11.66%
GT 80% CLTV (%)	64.15%

1. We would expect up to six FICO/CLTV grids on every deal, grouped by product and documentation standard:
2. Combined LTV = First Lien + Second + Silent Second
3. Use CLTV for securitized second liens (e.g., 100% CLTV on an 80/20 second lien, not 20%)
4. Approximate loan population fine
5. Each cell would be populated by percentage of pool that shares Freddie Mac sub protection, (not the loan group Freddie Mac purchasing)
6. The sum of all six FICO/CLTV grids should sum to 100% (i.e., each should not sum to 100%, unless only one applies)

Statistical Collateral Summary – Group 1 Collateral

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 7/01/06 cutoff date. Approximately 7.0% of the mortgage loans do not provide for any payments of principal in the first two, five or ten years following origination. The final numbers will be found in the prospectus supplement. Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively. The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

Fixed 1st Full Doc		Combined LTV
		0% - 60%	60.1% - 70%	70.1% - 75%	75.1% - 79%	79.1% - 80%	80.1% - 90%	90.1% - 95%	95.1% - 100%
FICO Range	Less than 560	0.78%	0.94%	0.90%	0.00%	0.92%	1.18%	0.00%	0.00%
	560 - 599	1.29%	2.11%	0.52%	0.00%	1.72%	3.19%	0.45%	3.78%
	600 - 619	1.05%	0.34%	0.64%	0.12%	1.76%	4.60%	3.50%	9.98%
	620 - 659	1.55%	1.08%	0.99%	0.78%	2.78%	3.21%	1.57%	4.43%
	660 - 699	0.00%	1.66%	0.00%	0.08%	0.36%	1.35%	0.34%	2.42%
	700 - 740	0.16%	0.40%	0.00%	0.56%	0.00%	0.39%	0.36%	0.19%
	740 +	0.00%	0.00%	0.00%	0.42%	0.00%	0.08%	0.00%	0.00%

Fixed 1st Not Full Doc		Combined LTV
		0% - 60%	60.1% - 70%	70.1% - 75%	75.1% - 79%	79.1% - 80%	80.1% - 90%	90.1% - 95%	95.1% - 100%
FICO Range	Less than 560	0.33%	0.82%	0.61%	0.00%	0.00%	0.30%	0.00%	0.00%
	560 - 599	0.09%	0.35%	0.31%	0.11%	0.67%	0.60%	0.00%	0.37%
	600 - 619	0.00%	0.00%	0.32%	0.24%	0.53%	0.96%	0.00%	1.32%
	620 - 659	0.72%	0.00%	0.00%	0.00%	0.74%	0.95%	0.12%	1.21%
	660 - 699	0.90%	0.40%	0.00%	0.59%	0.24%	0.25%	0.00%	0.30%
	700 - 740	0.00%	0.00%	0.00%	0.00%	0.00%	0.15%	0.00%	0.66%
	740 +	0.32%	0.00%	0.00%	0.00%	0.00%	0.13%	0.00%	0.00%

Fixed 2nd Full Doc		Combined LTV
		0% - 60%	60.1% - 70%	70.1% - 75%	75.1% - 79%	79.1% - 80%	80.1% - 90%	90.1% - 95%	95.1% - 100%
FICO Range	Less than 560	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
	560 - 599	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	1.63%
	600 - 619	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	1.72%
	620 - 659	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	7.87%
	660 - 699	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	1.54%
	700 - 740	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
	740 +	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%

Fixed 2nd Not Full Doc		Combined LTV
		0% - 60%	60.1% - 70%	70.1% - 75%	75.1% - 79%	79.1% - 80%	80.1% - 90%	90.1% - 95%	95.1% - 100%
FICO Range	Less than 560	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
	560 - 599	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.05%
	600 - 619	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
	620 - 659	0.12%	0.00%	0.13%	0.00%	0.00%	0.88%	0.83%	0.95%
	660 - 699	0.26%	0.00%	0.03%	0.16%	0.00%	0.95%	1.36%	1.03%
	700 - 740	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
	740 +	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%

Should equal 100% ---->		100%

79.1 - 80% CLTV (%)	9.71%
GT 80% CLTV (%)	67.14%

1. We would expect up to four FICO/CLTV grids on every deal, grouped by product and documentation standard:
2. Combined LTV = First Lien + Second + Silent Second
3. Use CLTV for securitized second liens (e.g., 100% CLTV on an 80/20 second lien, not 20%)
4. Approximate loan population fine
5. Each cell would be populated by percentage of pool that shares Freddie Mac sub protection, (not the loan group Freddie Mac purchasing)
6. The sum of all four FICO/CLTV grids should sum to 100% (i.e., each should not sum to 100%, unless only one applies)

Aggregate
WA Initial Cap	2.74%
WA Periodic Cap	1.02%
WA Max Rate	13.79%
WA Months To Reset	25

Group 1
WA Initial Cap Loan Group 1	2.71%
WA Periodic Cap Loan Group 1	1.03%
WA Max Rate Loan Group 1	13.84%
WA Months To Reset Loan Group 1	23

Statistical Collateral Summary – Aggregate Collateral

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 7/01/06 cutoff date. Approximately 10.1% of the mortgage loans do not provide for any payments of principal in the first two, five or ten years following origination. The final numbers will be found in the prospectus supplement. Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively. The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Aggregrate - Current Rate (%)	Loans	Balance	Balance	%	%	FICO
5.01 - 5.50	2	425,607	0.1	5.48	73.7	667
5.51 - 6.00	45	11,000,937	1.3	5.90	75.4	656
6.01 - 6.50	164	40,171,490	4.9	6.33	75.3	656
6.51 - 7.00	441	104,874,158	12.7	6.84	76.2	649
7.01 - 7.50	671	139,678,951	16.9	7.31	77.5	646
7.51 - 8.00	867	167,516,956	20.3	7.80	78.0	632
8.01 - 8.50	592	111,395,778	13.5	8.30	79.4	625
8.51 - 9.00	567	99,712,220	12.1	8.79	80.9	610
9.01 - 9.50	331	51,107,058	6.2	9.28	83.5	604
9.51 - 10.00	384	48,164,648	5.8	9.77	84.2	593
10.01 - 10.50	198	18,886,784	2.3	10.30	85.6	593
10.51 - 11.00	181	13,791,911	1.7	10.79	89.1	599
11.01 - 11.50	86	5,059,011	0.6	11.27	90.4	611
11.51 - 12.00	120	6,532,955	0.8	11.80	94.2	607
12.01 - 12.50	51	3,135,826	0.4	12.23	94.3	610
12.51 - 13.00	42	1,716,045	0.2	12.75	98.0	612
13.01 - 13.50	16	718,958	0.1	13.26	99.3	631
13.51 - 14.00	5	200,152	0.0	13.75	100.0	626
14.01 - 14.50	1	98,147	0.0	14.13	100.0	677
Total:	4,764	824,187,591	100.0	8.08	79.5	628

Aggregrate -Current Rate		Total	%		WA
ARM	No of	Scheduled	Scheduled	WAC	OLTV*	WA
(%)	Loans	Balance	Balance	%	%	FICO
5.01 - 5.50	2	425,607	0.1	5.48	73.7	667
5.51 - 6.00	43	10,257,999	1.5	5.90	75.1	654
6.01 - 6.50	147	37,131,605	5.3	6.33	75.8	657
6.51 - 7.00	392	95,178,969	13.6	6.83	76.6	649
7.01 - 7.50	581	124,295,157	17.8	7.31	78.0	648
7.51 - 8.00	701	142,983,833	20.4	7.80	78.0	633
8.01 - 8.50	490	100,090,228	14.3	8.30	79.5	626
8.51 - 9.00	452	87,522,288	12.5	8.79	80.7	611
9.01 - 9.50	253	44,146,884	6.3	9.27	83.3	603
9.51 - 10.00	218	37,441,753	5.4	9.74	82.7	586
10.01 - 10.50	81	11,482,282	1.6	10.28	82.2	572
10.51 - 11.00	46	6,037,522	0.9	10.74	84.6	565
11.01 - 11.50	15	1,107,197	0.2	11.27	80.3	562
11.51 - 12.00	10	946,829	0.1	11.70	73.7	518
12.01 - 12.50	2	538,029	0.1	12.11	71.0	538
Total:	3,433	699,586,180	100.0	7.94	78.9	629

Aggregrate -Current Rate		Total	%		WA
Fixed	No of	Scheduled	Scheduled	WAC	OLTV*	WA
(%)	Loans	Balance	Balance	%	%	FICO
5.51 - 6.00	2	742,938	0.6	6.00	79.5	677
6.01 - 6.50	17	3,039,886	2.4	6.39	69.7	653
6.51 - 7.00	49	9,695,188	7.8	6.90	73.1	645
7.01 - 7.50	90	15,383,794	12.3	7.31	73.7	630
7.51 - 8.00	166	24,533,123	19.7	7.81	77.7	623
8.01 - 8.50	102	11,305,550	9.1	8.32	78.8	616
8.51 - 9.00	115	12,189,932	9.8	8.81	82.4	606
9.01 - 9.50	78	6,960,174	5.6	9.31	84.8	609
9.51 - 10.00	166	10,722,895	8.6	9.87	89.4	615
10.01 - 10.50	117	7,404,501	5.9	10.31	90.8	626
10.51 - 11.00	135	7,754,390	6.2	10.84	92.6	626
11.01 - 11.50	71	3,951,814	3.2	11.27	93.2	625
11.51 - 12.00	110	5,586,126	4.5	11.82	97.7	622
12.01 - 12.50	49	2,597,797	2.1	12.25	99.2	625
12.51 - 13.00	42	1,716,045	1.4	12.75	98.0	612
13.01 - 13.50	16	718,958	0.6	13.26	99.3	631
13.51 - 14.00	5	200,152	0.2	13.75	100.0	626
14.01 - 14.50	1	98,147	0.1	14.13	100.0	677
Total:	1,331	124,601,411	100.0	8.87	82.6	623

Statistical Collateral Summary – Group 1 Collateral

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 7/01/06 cutoff date. Approximately 7.0% of the mortgage loans do not provide for any payments of principal in the first two, five or ten years following origination. The final numbers will be found in the prospectus supplement. Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively. The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Group 1 - Current Rate (%)	Loans	Balance	Balance	%	%	FICO
5.01 - 5.50	1	276,272	0.1	5.48	75.0	675
5.51 - 6.00	16	4,004,256	1.1	5.94	76.5	660
6.01 - 6.50	74	15,619,312	4.1	6.32	74.0	640
6.51 - 7.00	209	41,425,191	10.9	6.82	75.8	632
7.01 - 7.50	312	54,650,922	14.4	7.30	76.7	629
7.51 - 8.00	459	75,687,863	20.0	7.79	78.2	617
8.01 - 8.50	347	56,094,920	14.8	8.31	80.0	613
8.51 - 9.00	377	60,047,543	15.9	8.79	81.0	598
9.01 - 9.50	240	34,713,581	9.2	9.28	83.9	598
9.51 - 10.00	169	18,903,773	5.0	9.77	85.2	602
10.01 - 10.50	84	8,186,531	2.2	10.30	82.2	586
10.51 - 11.00	61	3,318,155	0.9	10.83	93.3	628
11.01 - 11.50	33	1,700,042	0.4	11.23	91.5	628
11.51 - 12.00	51	1,839,631	0.5	11.85	100.0	635
12.01 - 12.50	23	1,038,861	0.3	12.27	99.0	627
12.51 - 13.00	15	445,666	0.1	12.75	99.7	610
13.01 - 13.50	8	293,678	0.1	13.22	99.9	627
13.51 - 14.00	3	105,642	0.0	13.68	100.0	628
Total:	2,482	378,351,837	100.0	8.14	79.6	615

Group 1 - Current Rate		Total	%		WA
ARM	No of	Scheduled	Scheduled	WAC	OLTV*	WA
(%)	Loans	Balance	Balance	%	%	FICO
5.01 - 5.50	1	276,272	0.1	5.48	75.0	675
5.51 - 6.00	15	3,660,428	1.2	5.94	76.3	657
6.01 - 6.50	68	14,508,590	4.6	6.32	74.9	639
6.51 - 7.00	190	37,602,095	11.9	6.82	76.3	631
7.01 - 7.50	276	48,263,677	15.2	7.30	77.5	629
7.51 - 8.00	366	62,106,693	19.6	7.79	78.3	617
8.01 - 8.50	278	47,879,428	15.1	8.31	79.9	612
8.51 - 9.00	297	51,454,278	16.2	8.79	80.5	597
9.01 - 9.50	187	30,579,050	9.6	9.27	83.4	596
9.51 - 10.00	90	14,305,759	4.5	9.74	83.2	595
10.01 - 10.50	32	5,292,823	1.7	10.29	79.0	568
10.51 - 11.00	9	1,220,259	0.4	10.78	86.5	597
11.01 - 11.50	2	116,350	0.0	11.25	80.1	614
Total:	1,811	317,265,704	100.0	8.03	79.1	614

Group 1 - Current Rate		Total	%		WA
Fixed	No of	Scheduled	Scheduled	WAC	OLTV*	WA
(%)	Loans	Balance	Balance	%	%	FICO
5.51 - 6.00	1	343,828	0.6	6.00	78.9	701
6.01 - 6.50	6	1,110,722	1.8	6.37	62.5	647
6.51 - 7.00	19	3,823,095	6.3	6.89	71.0	644
7.01 - 7.50	36	6,387,245	10.5	7.30	70.8	630
7.51 - 8.00	93	13,581,170	22.2	7.81	77.9	620
8.01 - 8.50	69	8,215,492	13.4	8.32	80.5	618
8.51 - 9.00	80	8,593,264	14.1	8.83	84.2	608
9.01 - 9.50	53	4,134,530	6.8	9.30	88.0	610
9.51 - 10.00	79	4,598,013	7.5	9.87	91.4	624
10.01 - 10.50	52	2,893,708	4.7	10.32	88.0	619
10.51 - 11.00	52	2,097,897	3.4	10.86	97.3	646
11.01 - 11.50	31	1,583,692	2.6	11.22	92.3	629
11.51 - 12.00	51	1,839,631	3.0	11.85	100.0	635
12.01 - 12.50	23	1,038,861	1.7	12.27	99.0	627
12.51 - 13.00	15	445,666	0.7	12.75	99.7	610
13.01 - 13.50	8	293,678	0.5	13.22	99.9	627
13.51 - 14.00	3	105,642	0.2	13.68	100.0	628
Total:	671	61,086,134	100.0	8.71	82.2	623

Statistical Collateral Summary – Aggregate Collateral

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 7/01/06 cutoff date. Approximately 10.1% of the mortgage loans do not provide for any payments of principal in the first two, five or ten years following origination. The final numbers will be found in the prospectus supplement. Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively. The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

	%			WA	WA
	Scheduled	WAC	WA	OLTV*	CLTV	%
Product - Total	Balance	%	FICO	%	%	Purchase
Fixed Rate First Lien	11.4	8.17	617	77.8	84.6	29.6
Fixed Rate Second Lien	3.7	11.02	641	97.5	97.5	63.1
ARM First Lien	84.9	7.94	629	78.9	90	51.4
Total:	100	8.08	628	79.5	89.7	49.3

Statistical Collateral Summary – Group 1 Collateral

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 7/01/06 cutoff date. Approximately 7.0% of the mortgage loans do not provide for any payments of principal in the first two, five or ten years following origination. The final numbers will be found in the prospectus supplement. Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively. The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

	%			WA	WA
	Scheduled	WAC	WA	OLTV*	CLTV	%
Product - Group1	Balance	%	FICO	%	%	Purchase
Fixed Rate First Lien	13	8.18	618	78.7	83.9	17.4
Fixed Rate Second Lien	3.2	10.92	640	96.8	96.8	38.2
ARM First Lien	83.9	8.03	614	79.1	86.3	28
Total:	100	8.14	615	79.6	86.3	27